Exhibit 10.9

March 5, 2014

Charles Zhang

Chairman of the Board

Sohu.com Inc.

Level 18, Sohu.com Media Plaza,

Block 3, No.2 Kexueyuan South Road, Haidian District,

Beijing China

Dear Charles,

Please accept my formal resignation as follows:

a) I have tendered to you my resignation, which will be effective at the close of business on March 31, 2014 (the “Effective Date”), as Co-President and Chief Operating Officer of Sohu.com Inc. (“SOHU”) and from all officer, manager and director positions I hold in SOHU and all of its direct and indirect subsidiary and all of its affiliated and related entities (collectively with SOHU, the “Sohu Group”). From and after the Effective Date I will cease having any rights to use any titles in such entities or with respect to any of the businesses operated by the Sohu Group.

b) Commencing on April 1, 2014 and ending December 31, 2014 (the “Consulting Period”), I will serve as a part-time consultant to the Sohu Group, reporting to Charles Zhang. The Sohu Group will compensate me for such consulting services at the gross rate of RMB100,000, or approximately $16,260, per calendar month. The scope of my consulting services will be limited to providing advisory services regarding management of the Sohu Group’s operations in portal, marketing, public relations, mobile and auto. Within that scope, I agree to provide up to 32 (thirty-two) hours of consulting services per calendar month, as and when requested by Dr. Zhang or his delegate, during the Consulting Period.

c) I hereby agree that, during the Consulting Period and for a period of three months after the end of the Consulting Period (the “Non-Compete Period”), I will not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of Dr. Zhang or his delegate. “Competitor” means any business of the type and character of any business in which the Sohu Group engages or proposes to engage and includes, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that produces, distributes or provides any products or services that are the same as or substantially similar to any product or service provided by the Sohu Group. “Competitor” includes without limitation: Sina.com, Tencent, Netease.com, iFeng, Renren, Youku Tudou, iQiyi, PC Online, SouFun, CRIC, BitAuto, Yahoo, Microsoft, Baidu, Google, Qihoo, Alibaba, Shanda, Perfect World, Giant, NetDragon, Kingsoft, The 9, Ctrip, Elong, Ebay, Dang Dang and Kong Zhong.

d) I hereby agree that, during the Non-Compete Period, I will not, directly or indirectly, including through any entity with which I am affiliated, hire or solicit, or encourage any other person or entity to hire or solicit, any individual who has been employed by any entity in the Sohu Group within one (1) year prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment.

e) I hereby agree that, until I receive written notice from SOHU that I may do so, I will not exercise options for the purchase of 312,500 ordinary shares of Fox Video Limited (“Sohu Video”) held by me that under their current terms would have been exercisable for 90 days after the end of my employment with the Sohu Group, and SOHU hereby agrees that such options will instead be exercisable by me at any time within 90 days after SOHU first gives me such written notice.

f) SOHU hereby agrees that I will be entitled to receive payment of a bonus for the 2013 fiscal year if and to the extent that SOHU’s Board of Directors determines that the bonus has been earned based on the Sohu Group’s and my own performance for the 2013 fiscal year.

g) SOHU agrees that I will cease, effective four (4) days after SOHU announces its 2014 Q1 financial results, to be considered an insider for purposes of SOHU’s insider trading policy.

h) I hereby agree, on my own behalf, and on behalf of my heirs, successors and assigns, that the terms of this letter agreement will be in complete and final settlement of any and all claims, rights, interests, demands, compensation and damages (“Claims”), whether known or unknown, of every name and nature, both in law and equity, I have or may have, or have ever had from the beginning of the world to this date, against any entity in the Sohu Group, or any director, officer, employee, independent contractor, consultant, stockholder, manager, member, partner, trustee, beneficiary or agent of any of the foregoing through the date hereof, in any way relating to or arising out of my employment with SOHU or any entity in the Sohu Group, and the termination of such employment. This release does not release SOHU from any of its obligations under this letter agreement.

i) In exchange for my promises and agreements contained herein, SOHU agrees that the terms of this letter agreement will be in complete and final settlement of any and all Claims, whether known or unknown, of every name and nature, both in law and equity, it has or may have, or has ever had from the beginning of the world to this date, against me through the date it has signed this letter agreement, in any way related to or arising out of my employment with SOHU or any other entity in the Sohu Group and the termination of such employment. This release does not release me from, or waive any of the rights of SOHU or any other entity in the Sohu Group with respect to, (i) any of my obligations under this letter agreement or (ii) any act or omission that constitutes gross negligence, intentional misconduct, fraud, bad faith or a knowing material violation of law.

j) Except for Section 6(f), Section 7(c) and Sections 8, 9, and 10 of the Employment Agreement, which will survive indefinitely, SOHU and I hereby agree that the Employment Agreement will be, and hereby is, terminated effective as of the Effective Date.

Very truly yours,

Belinda Wang

Accepted and agreed to:

Sohu.com Inc.

By:
Charles Zhang
Chairman of the Board and Chief Executive Officer